EXHIBIT 11


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


                                                THE BEAR STEARNS COMPANIES INC.

                                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                          Fiscal Year           Fiscal Year               Fiscal Year
                                                             Ended                 Ended                     Ended
                                                         June 30, 1996         June 30, 1995             June 30, 1994
                                                         -------------         -------------             -------------
                                                                     (In thousands, except per share data)
Weighted average Common
  and Common Equivalent
  shares outstanding (1):

Common Stock outstanding                                     123,463               124,144                   130,549

Common Stock equivalents:
Common Stock issuable assuming
 conversion of CAP Units                                     17,905                 15,831                     9,521

Common stock issuable under employee
 benefits plans                                                 399                    743                     1,105
                                                           --------               --------                  --------

Total weighted average common and
 common equivalent shares outstanding                       141,767                140,718                   141,175
                                                           ========               ========                  ========

Net income                                                $ 490,638              $ 240,611                 $ 386,965

Preferred Stock dividend requirements                      (24,493)               (25,137)                  (24,373)

Income adjustment (net of tax)
  applicable to deferred compensation
  arrangements                                              20,205                  12,153                     7,274
                                                          --------               ---------                  --------
Net Income Applicable to Common and
  Common Equivalent Shares                               $ 486,350               $ 227,627                 $ 369,866
                                                          ========                ========                  ========

Earnings per share                                       $    3.43               $    1.62                 $    2.62
                                                          ========                ========                  ========



(1) Adjusted to reflect stock dividends.

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